EXHIBIT 23.(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AptarGroup, Inc. of our report dated June 22, 2015 on the financial statements of AptarGroup, Inc. Profit Sharing and Savings Plan appearing in the 2014 Annual Report on Form 11-K of AptarGroup, Inc. Profit Sharing and Savings Plan.

/s/Crowe Horwath LLP

Oak Brook, Illinois

February 25, 2016